Organitech USA, Inc

                                                                 October 30,2003

Rahav, Reshef, Ben-Ami, Ovadia & Co' CPA's
3, Hayozma St.
Tirat Hacarmel

Dear Sirs,

In connection with the your consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 14, 2003 which appears on page F3 of the 2002 Annual Report to Shareholders of Organitech U.S.A Inc. (the-"Company") which is incorporated by reference in the Company's Annual Report on 10-KSB for the year ended December 31, 2002.

A. The financial statements prepared assuming the Company will continue as a "going concern" we believe that this assumption is accurate.

B. Nothing has occurred during the current period or subsequent thereto, which points to the possibility of difficulties in the ability of the Consolidated Company to continue to operate as a going concern (including adverse changes in credit terms or in term of delivery of merchandise; shortage of materials; problems with labor relations or loss of key employees; inability to raise equity capital or credit; adverse legislation, etc.), the disclosures in the financial statements, in regard to this matter, are adequate.

C. All transactions and accounting entries relating to income, expenses, asset and liabilities (including contingent liabilities) of the Consolidated Company, as well as off-balance sheet items have been properly recorded in the books. Furthermore, we know of no side letters or other commitments, including oral commitments given by us to customers, suppliers and others, in connection with sales made by the Consolidated Company. such situation is contrary to our policy.

D.    1.    All of the Consolidated Company's assets and liabilities, including contingent liabilities, both oral and written of which the Consolidated Company is aware, (such as guarantees, pending legal claims, buy-back undertakings, contested tax assessments, commitments to purchase assets or goods at a price in excess of their market value, discounted bills and checks) are properly stated in the financial statements and do not include assets that do not belong to the Consolidated Company nor liabilities that are not obligations of the Consolidated Company.

      2. There are no equity rights in the Company in addition to those reflected in the financial statements.

      3. We have no plans which would materially affect the value or balance sheet classification of assets and liabilities, which have not been reflected in the financial statements.


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E.    The Consolidated Company has proper documented title to all owned assets.
      The Consolidated Company holds no assets in trust for others.

F. The fair value of investments as at balance sheet date and as at the date of this letter is not less Than the value as stated in the balance sheet.

G. The Consolidated Company is covered by insurance (including trust insurance) and D&O Insurance, which in our opinion is appropriate and adequate, considering the scope of operations And nature of its assets and liabilities, both direct and indirect.

H. We know of no instance where any officer or employee of the Consolidated Company has an Interest in a Company with which the Consolidated Company conducts business, or any instance Where an officer or employee had a conflict of interests in respect of transactions effected by the Consolidated Company. Such a situation is contrary to our policy.

I. The Consolidated Company is not a party to any legal proceedings neither as plaintiff or Defendant, nor are any negotiations underway which may result in legal claims, other than those Legal proceedings and claims, details of which were submitted to you by the Consolidated Company's legal counsel. In our opinion, and in reliance on the opinion of our legal counsel and Considering the existing insurance coverage including indemnifications receivable from third Parties, the disclosures in the Consolidated financial statements, in regard to this matter, are Adequate and the provisions which have been recorded are proper and sufficient and that the Consolidated Company has no additional exposure.

J. We know of no violations or possible violations of laws or regulations which can be attributed to Our Company, and which may have a material effect on the Consolidated financial statements.

K.    The following were placed at your disposal :

      1. All of the accounting records of the Consolidated Company and related documentation.

      2. Minutes of all General Shareholders Meetings and meetings of the Board of Directors And its committees, which have been held to date. All matters appearing in such minutes, which should receive expression in the financial statements have been adequately reflected in the financial statements.

      3. All reports which we have filed with the Registrar of Companies. In our opinion, nothing Appears in these reports which should be reflected in the Consolidated financial Statements which are not so reflected.

L. All extraordinary events, which occurred during the year, which have not received expression in The Consolidated financial statements, have been reported to you in writing.


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M.    We know of no irregularities or defects in the system of internal control that could have had an Effect on the Consolidated financial statements other than those which have been reported to you In writing. Furthermore, we know of no irregularities or acts of breach of trust committed by any manager or Employee, who fills an important function within the internal control system, or any other Employee, which may have a material effect on the Consolidated financial statements.

N. Since balance sheet date, and until the date of this letter, nothing has occurred or has been Discovered and no transactions have been effected which have a material effect on the Consolidated financial statements and which make necessary either disclosure or alteration of the Consolidated financial statements or which render the financial statements misleading.

O. No events have occurred that would require adjustments to, or additional disclosures in the audited consolidated financial statements referred to above


      Lior Hessel (-)                            Doron Shachar (-)
      ---------------------------------          -------------------------------
      Director and General Manger                Chief Financial Officer


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